EXHIBIT 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

June 20, 2006

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA  94538

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 20, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,043,687 additional shares of your Common Stock reserved for issuance under your 2004 Equity Incentive Plan, as amended, and 593,004 additional shares of your Common Stock reserved for issuance under your 2004 Employee Stock Purchase Plan, as amended (collectively, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold under the Plans will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated Registration Statement filed pursuant to Item E under the General Instructions to Form S-8 under the Securities Act with respect to the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.